Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Entravision Communications Corporation

(Exact name of registrant as specified in its charter)

Delaware	95-4783236
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2425 Olympic Boulevard
Suite 6000 West
Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Entravision Communications Corporation

2004 Equity Incentive Plan

(Full title of the plan)

Walter F. Ulloa Chairman and Chief Executive Officer Entravision Communications Corporation 2425 Olympic Boulevard, Suite 6000 West Santa Monica, California 90404 (310) 447-3870	Copy to: Thomas E. Hartman Foley & Lardner LLP 500 Woodward Avenue, Suite 2700 Detroit, Michigan 48226 (313) 234-7100
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A Common Stock, $0.0001 par value	10,000,000 shares	$7.52	(1)	$75,200,000	(1)	$8,851.04

(1)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Entravision Communications Corporation Class A Common Stock on the New York Stock Exchange, Inc. on May 23, 2005.

In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of additional shares of Common Stock that may be offered or sold pursuant to the employee benefit plan described herein as a result of stock splits or stock dividends.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission by Entravision Communications Corporation (hereinafter referred to as the “Company” or the “Registrant”) are hereby incorporated herein by reference:

1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (Commission File No. 001-15997).

2. The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 (Commission File No. 001-15997).

3. The Company’s Current Report on Form 8-K dated April 14, 2005 (Commission File No. 001-15997).

4. The description of the Company’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A (Commission File No. 001-15997) filed with the Securities and Exchange Commission on July 20, 2000, and any amendments or reports filed to update the description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under the provisions of Section 145 of the Delaware General Corporation Law, the Company is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer if the director or officer is successful in the defense of such proceedings. Section 145 also provides that the Company may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings). In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to the Company (except for expenses allowed by a court).

In accordance with the Delaware General Corporation Law, the Company’s Second Amended and Restated Certificate of Incorporation contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duty. This provision eliminates each director’s liability to the Company or its stockholders, for monetary damages except (i) for breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

The Company’s Second Amended and Restated Certificate of Incorporation also provides mandatory indemnification for the benefit of our directors and officers and discretionary indemnification for the benefit of our employees and agents, in each instance to the fullest extent permitted by Delaware law. In addition, the Company has entered into individual indemnification agreements with each of its directors and officers providing additional indemnification benefits.

The Company maintains insurance policies that provide coverage to its directors and officers against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 26th day of May, 2005.

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/s/ Walter F. Ulloa
Walter F. Ulloa
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Walter F. Ulloa and John F. DeLorenzo and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Walter F. Ulloa Walter F. Ulloa	Chairman and Chief Executive Officer (Principal Executive Officer)	May 26, 2005

/s/ Philip C. Wilkinson Philip C. Wilkinson	President, Chief Operating Officer and Director	May 26, 2005

/s/ John F. DeLorenzo John F. DeLorenzo	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 26, 2005

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Signature	Title	Date
/s/ Paul A. Zevnik Paul A. Zevnik	Director	May 26, 2005

/s/ Darryl B. Thompson Darryl B. Thompson	Director	May 26, 2005

/s/ Michael S. Rosen Michael S. Rosen	Director	May 26, 2005

/s/ Esteban E. Torres Esteban E. Torres	Director	May 26, 2005

/s/ Patricia Diaz Dennis Patricia Diaz Dennis	Director	May 26, 2005

/s/ Jesse Casso, Jr. Jesse Casso, Jr.	Director	May 26, 2005

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EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Entravision Communications Corporation 2004 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q for the quarterly period ended June 30, 2004).

4.2	Form of Stock Option Award under the Entravision Communications Corporation 2004 Equity Incentive Plan (incorporated by reference to Exhibit 10.17 to the Company’s Form 10-K for the fiscal year ended December 31, 2004).

4.3	Second Amended and Restated Certificate of Incorporation of Entravision Communications Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarterly period ended June 30, 2004).

4.4	Second Amended and Restated Bylaws of Entravision Communications Corporation (incorporated by reference to the Company’s Registration Statement on Form S-4 as filed on January 16, 2003) (Reg. No. 333-102553).

5	Opinion of Michael G. Rowles, Senior Vice President, General Counsel and Secretary of Entravision Communications Corporation, regarding the validity of the securities being registered.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Michael G. Rowles, Senior Vice President, General Counsel and Secretary of Entravision Communications Corporation (contained in Exhibit 5).

24	Power of Attorney (contained on the signature page hereto).

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